Exhibit 23-b

CONSENT OF COUNSEL

                 We hereby consent to the reference to this firm and to the inclusion of the summary of our opinion under the caption “Tax Consequences” in the Prospectus related to this registration statement on Form S-8 filed by Petroleum & Resources Corporation in respect of the Petroleum & Resources Corporation 2005 Equity Incentive Compensation Plan.

/s/ CHADBOURNE & PARKE LLP

30 Rockefeller Plaza
New York, New York 10112
April 27, 2005